UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2015

Commission file number 001-16111
GLOBAL PAYMENTS INC.
(Exact name of registrant as specified in charter)

Georgia	58-2567903
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10 Glenlake Parkway, North Tower, Atlanta, Georgia	30328-3473
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:     (770) 829-8000

NONE

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On July 31, 2015, Global Payments Inc. (the “Company”) and certain wholly owned subsidiaries of the Company, as borrowers, entered into a Second Amended and Restated Term Loan Agreement (the “Term Loan Agreement”) and a Second Amended and Restated Credit Agreement (the “Revolving Credit Facility Agreement” and, together with the Term Loan Agreement, the “Agreements”), each with Bank of America, N.A. (“Bank of America”), as administrative agent, and a syndicate of financial institutions, as lenders and other agents. The Term Loan Agreement and the Revolving Credit Facility Agreement amended and restated the Company’s prior term loan agreement and revolving credit facility agreement, each dated February 28, 2014.
The Term Loan Agreement provides for a five-year senior unsecured $1.75 billion term loan facility (the “Term Loan”), and the Revolving Credit Facility Agreement provides for a senior unsecured $1.25 billion revolving credit facility (the “Revolving Credit Facility”). The available borrowings under the Revolving Credit Facility may be increased, at the Company’s option, by up to an additional $500 million, subject to the Company’s receipt of increased or new commitments from lenders and the satisfaction of certain conditions. The Term Loan Agreement and the Revolving Credit Facility Agreement expire in July 2020.
Pursuant to the Term Loan Agreement, 27.5% of the Term Loan must be repaid in equal quarterly installments commencing in November 2017 and ending in May 2020, with the remaining principal balance due upon maturity in July 2020; provided, however, that the Term Loan may be prepaid without penalty. Each of the Agreements provides for an interest rate, at the election of the borrowers, of either (i) LIBOR plus a margin ranging from 1.0% to 1.75% or (ii) a base rate plus a margin ranging from 0.0% to 0.75%, in each case depending on the Company’s leverage ratio. The base rate is the highest of (a) the Federal Funds Effective Rate (as defined in the Agreements) plus 0.50%, (b) the Bank of America prime rate and (c) LIBOR plus 1.0%.
Upon the closing of the Term Loan and the Revolving Credit Facility, which occurred on July 31, 2015, the Company repaid the outstanding balance of its previously existing revolving credit facility and the outstanding balance of approximately $1.23 billion on its previously existing term loan. The Company intends to use the remaining proceeds to support strategic capital allocation initiatives, including acquisitions and ongoing share repurchases.
The Agreements contain customary affirmative and restrictive covenants, including, among others, financial covenants based on the Company’s leverage and fixed charge coverage ratios. Each of the Agreements includes customary events of default, the occurrence of which, following any applicable cure period, would permit the lenders to, among other things, declare the principal, accrued interest and other obligations to be immediately due and payable.
The foregoing description of the Agreements is qualified in its entirety by reference to the Term Loan Agreement and the Revolving Credit Facility Agreement, copies of which are attached as Exhibits 10.1 and 10.2, respectively, to this Current Report and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth above in Item 1.01 of this Current Report is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure

On August 3, 2015, the Company issued a press release announcing the Term Loan and the Revolving Credit Facility. A copy of the press release is furnished as Exhibit 99.1 to this Current Report and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
(d)    Exhibits

Exhibit No.	Description
10.1
Second Amended and Restated Term Loan Agreement, dated as of July 31, 2015, by and among the Company and Global Payments Direct, Inc., as borrowers, Bank of America, N.A., as administrative agent, and certain other lenders party thereto.

10.2
Second Amended and Restated Credit Agreement, dated as of July 31, 2015, by and among the Company and certain wholly owned subsidiaries of the Company, as borrowers, Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer, and certain other lenders party thereto.

99.1	Press release issued on August 3, 2015.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL PAYMENTS INC.

Date: August 6, 2015	By: /s/ Cameron M. Bready
Cameron M. Bready
Executive Vice President and Chief Financial Officer